Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Overview

We are a leading provider of technology-driven, voice-oriented solutions. We offer our clients a broad range of communications and infrastructure management solutions that help them manage or support critical communications. The scale and processing capacity of our proprietary technology platforms, combined with our world-class expertise and processes in managing telephony and human capital, enable us to provide our clients with premium outsourced communications solutions. Our automated service and conferencing solutions are designed to improve our clients’ cost structure and provide reliable, high-quality services. Our solutions also help deliver mission-critical services, such as public safety and emergency communications. We serve Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial services, technology and healthcare, and have sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America.

Since our founding in 1986, we have invested significantly to expand our technology platforms and develop our operational processes to meet the complex communication needs of our clients. We have evolved into a predominantly automated processor of voice-oriented transactions and a provider of network infrastructure solutions for the communications needs of our clients. In 2008, we grew revenue by 7.0% over 2007 to $2,247.4 million and generated $633.6 million in adjusted EBITDA, or 28.2% margins, and $19.5 million in net income. See “Item 6. Selected Financial Data.”

Investing in technology and developing specialized expertise in the industries we serve are critical components to our strategy of enhancing our services and delivering operational excellence. In 2008, we managed over 16.5 billion telephony minutes and over 61 million conference calls, facilitated over 240 million 9-1-1 calls, and delivered over 307 million notification calls and 60 million data messages. With approximately 500,000 telephony ports to handle conference calls, alerts and notifications and customer service, we believe our platforms provide scale and flexibility to handle greater transaction volume than our competitors, offer superior service and develop new offerings. These ports include approximately 150,000 Internet Protocol (“IP”) ports, which we believe provide us with the only large-scale proprietary IP-based global conferencing platform deployed and in use today. Our technology-driven platforms allow us to provide a broad range of complementary automated and agent-based service offerings to our diverse client base.

Financial Operations Overview

Revenue: In our Unified Communications segment, our conferencing and collaboration services are generally billed on a per participant minute basis and our alerts and notifications services are generally billed on a per message or per minute basis. Billing rates for these services vary depending on participant geographic location, type of service (such as audio, video or web conferencing) and type of message (such as voice, text, email or fax). We also charge clients for additional features, such as conference call recording or transcription services. Since we entered the conferencing services business, the average rate per minute that we charge has declined while total minutes sold has increased. This is consistent with industry trends which are expected to continue for the foreseeable future.

In our Communication Services segment, our emergency communications solutions are generally billed per month based on the number of billing telephone numbers and cell towers covered under each client contract. We also bill monthly for our premise-based database solution. In addition, we bill for sales, installation and maintenance of our desktop communications technology solutions. Our automated and agent-based customer service solutions are generally billed on a per minute or per hour basis. We are generally paid on a contingent fee basis for our receivables management and overpayment identification and recovery services as well as for certain other agent-based services.

Cost of Services: The principal component of cost of services for our Unified Communications segment is our variable telephone expense. Significant components of our cost of services in this segment also include labor expense, primarily related to commissions for our sales force. Because the services we provide in this segment are largely automated, labor expense is less significant than the labor expense we experience in our Communication Services segment.

The principal component of cost of services for our Communication Services segment is labor expense. Labor expense included in costs of services primarily reflects compensation for the agents providing our agent-based services, but also includes compensation for personnel dedicated to emergency communications database management, manufacturing and development of our premise-based public safety solution as well as collection expenses, such as costs of letters and postage, incurred in connection with our receivables management. We generally pay commissions to sales professionals on both new sales and incremental revenue generated from existing clients. Significant components of our cost of services in this segment also include variable telephone expense.

Selling, General and Administrative Expenses:

The principal component of our selling, general and administrative expenses (“SG&A”) is salary and benefits for our sales force, client support staff, technology and development personnel, senior management and other personnel involved in business support functions. SG&A also includes certain fixed telephone costs as well as other expenses that support the ongoing operation of our business, such as facilities costs, certain service contract costs, equipment depreciation and maintenance, and amortization of finite-lived intangible assets.

Key Drivers Affecting Our Results of Operations:

Factors Related to Our Indebtedness. In connection with our recapitalization in 2006, we incurred a significant amount of additional indebtedness. Accordingly, our interest expense has increased significantly over the period since the recapitalization. recent economic conditions have generally resulted in a tightening of credit availability, the maturity extension helps improve our liquidity profile, particularly when combined with the anticipated reduction of our outstanding indebtedness using a portion of the proceeds of this offering, which will also significantly reduce our interest expense.

Evolution to Automated Technologies. As we have continued our evolution into a diversified and automated technology-driven service provider, our revenue from automated services businesses has grown from 37% of total revenue in 2005 to 58% in 2008 and our operating income from automated services businesses has grown from 53% of total operating income to 91% over the same period. This shift in business mix towards higher growth and higher margin automated processing businesses has driven our adjusted EBITDA margin from 25% in 2005 to 28% in 2008.

Acquisition Activities. Identifying and successfully integrating acquisitions of value-added service providers has been a key component of our growth strategy. We will continue to seek opportunities to expand our capabilities across industries and service offerings. We expect this will occur through a combination of organic growth, as well as strategic partnerships, alliances and acquisitions to expand into new services offerings as well as into new industries. Since 2005, we have invested approximately $1.6 billion in strategic acquisitions. We believe there are acquisition candidates that will enable us to expand our capabilities and markets and intend to continue to evaluate acquisitions in a disciplined manner and pursue those that provide attractive opportunities to enhance our growth and profitability.

Factors Affecting Accounts Receivable Management. We have historically purchased portfolios of charged-off accounts receivables as a component of our receivables management services business. In 2008, we recorded reductions in revenue of $76.4 million as an allowance for impairment of purchased accounts receivables. These impairments were due to reduced liquidation rates and reduced future collection estimates on existing portfolios. As a result of the difficulty in identifying new portfolio purchases on attractive terms and the recent deterioration of the U.S. economy, we have significantly reduced our portfolio purchases since the end of 2007.

Overview of 2008 Results

The following overview highlights the areas we believe are important in understanding our results of operations for the year ended December 31, 2008. This summary is not intended as a substitute for the detail provided elsewhere in this annual report, our consolidated financial statements or our condensed consolidated financial statements and notes thereto included elsewhere in this annual report.

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On January 15, 2008 the Universal Service Administrative Company’s (“USAC”) “Administrator’s Decision on Contributor Issue” concluded that InterCall’s audio bridging services are telecommunication services and, consequently, InterCall is required to report its revenues to USAC and pay a universal service charge on end user telecommunications revenue. On June 30, 2008, the FCC ordered that stand-alone providers of audio bridging services have a direct USF contribution obligation. The FCC ordered that conferencing providers begin to submit the appropriate forms to USAC beginning August 1, 2008. The order specifically stated that it would not apply retroactively. We filed our initial report of revenue with USAC on August 1, 2008.

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On April 1, 2008 we completed the acquisition of all the outstanding shares of HBF Communications Inc. (“HBF”), an Austin, Texas based company that provides emergency communication solutions to telecommunication service providers and public safety organizations. The purchase price including transactions costs, net of cash received of $0.2 million, was approximately $19.0 million and was funded by cash on hand.

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On May 22, 2008, we closed the acquisition of Genesys SA (“Genesys”), a global conferencing services provider. At June 30, 2008, our ownership in Genesys was approximately 96.6%. In the third quarter of 2008, we acquired the remaining minority issued and outstanding shares and stock options of Genesys. Total acquisition costs, including transaction expenses, are expected to be approximately $321.3 million. We funded the acquisition with proceeds from an incremental term loan under our existing credit facility for $134.0 million ($126.2 million, net of fees), a $75.0 million multicurrency revolving credit facility ($72.6 million, net of fees) entered into by InterCall Conferencing Services Limited, a foreign subsidiary of InterCall, a draw of $45.0 million under our existing revolving credit facility and cash on hand.

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In May 2008, West and InterCall, Inc., one of our subsidiaries, entered into Amendment No. 3 (the “Third Amendment”) to our senior secured credit agreement. The terms of the Third Amendment include an expansion of the term loan credit facility by $134.0 million in incremental term loans.

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In May 2008, InterCall Conferencing Services Limited, a foreign subsidiary of InterCall, entered into a $75.0 million multicurrency revolving credit facility to partially finance the acquisition of Genesys to pay related fees and expenses and for general corporate purposes.

•	On May 21, 2008, we entered into a series of agreements with TOGM, LLC (“TOGM”) pursuant to which TOGM agreed to finance up to 80% of the purchase price of selected receivables portfolios.

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On November 21, 2008, we closed the acquisition of IPC Information Systems Holdings, Inc., the holding company for IPC Systems, Inc.’s command systems segment, including Positron Public Safety Systems, Inc. (“Positron”). The purchase price including transaction costs, net of cash received of $2.0 million, was approximately $165.3 million in cash. We funded the acquisition with cash on hand.

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During 2008, the Receivables Management segment recorded impairment charges totaling $76.4 million to establish a valuation allowance against the carrying value of portfolio receivables as a result of reduced liquidation rates on existing portfolios associated with weaker economic conditions.

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Revenues increased $147.9 million, or 7.0%, in 2008, as compared to the prior year. This increase is after the $76.4 million valuation allowance which was recorded as a revenue reduction. $190.3 million of this increase was derived from acquisitions completed in 2007 and 2008 and $34.0 million was attributable to organic growth.

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Operating income increased $4.2 million, or 1.2%, in 2008 compared to the prior year. Operating income was significantly affected by the impairment charge of $76.4 million recorded in the Receivables Management segment.

•	Our Adjusted EBITDA increased to $633.6 million in 2008, compared to $584.1 million in 2007- an increase of 8.5%.

In this report, in the disclosure with respect to the results of operations, Adjusted EBITDA is presented as a measure of performance. Under our credit facilities, however, Adjusted EBITDA is used as a measure of liquidity. For further information regarding the computation of Adjusted EBITDA in accordance with the terms of our credit facilities, see “—Liquidity and Capital Resources—Debt Covenants” below.

Outlook

On February 3, 2009, we announced our 2009 financial outlook. In that announcement, we stated that our revenue expectation is $2,400 million to $2,500 million, expected Adjusted EBITDA is $625 million to $675 million, expected cash flow from operations is $230 million to $275 million and expected capital expenditures are $115 million to $130 million.

The following table sets forth our Consolidated Statement of Operations Data as a percentage of revenue for the periods indicated:

	Year ended December 31,
	2008	2007	2006
Revenue	100.0%	100.0%	100.0%
Cost of services	45.2	43.5	44.1
Selling, general and administrative expenses (“SG&A”):
SG&A before recapitalization and share based compensation expense	39.0	39.4	37.4
Recapitalization expense	0.2	0.6	4.2
Share based compensation	-	-	1.5

Total SG&A	39.2	40.0	43.1

Operating income	15.6	16.5	12.8
Other expense	14.3	15.2	4.7

Income before income tax expense and minority interest	1.3	1.3	8.1
Income tax expense	0.5	0.3	3.5
Noncontrolling interest	(0.1)	0.7	0.9

Net Income	0.9%	0.3%	3.7%

Years Ended December 31, 2008 and 2007

Revenue: Total revenue in 2008 increased $147.9 million, or 7.0%, to $2,247.4 million from $2,099.5 million in 2007. This increase included $190.3 million from the acquisitions of WNG, TeleVox, Omnium, HBF, Genesys and Positron, offset by the $76.4 million impairment to establish a valuation allowance against the carrying value of portfolio receivables. These acquisitions closed on February 1, 2007, March 1, 2007, May 4, 2007, April 1, 2008, May 22, 2008 and November 21, 2008, respectively. In accordance with paragraph 48 of SFAS No. 141 “Business Combinations,” an accounting date of May 1, 2007 was used for the Omnium acquisition.

During 2008 and 2007, revenue from our 100 largest clients included $23.0 million and $13.6 million, respectively, of revenue derived from new clients. During the years ended December 31, 2008 and 2007, our largest 100 clients represented approximately 56% and 57% of revenue, respectively. The aggregate revenue provided by our largest client, AT&T, as a percentage of our total revenue in 2008 and 2007 was approximately 13% and 14%, respectively. No other client accounted for more than 10% of our total revenue in 2008 or 2007.

Revenue by business segment:

	For the year ended December 31,
	2008	% of Total Revenue	2007	% of Total Revenue	Change	% Change
Revenue in thousands:
Unified Communications	$995,161	44.3%	$764,098	36.4%	$231,063	30.2%
Communication Services	1,258,182	56.0%	1,341,692	63.9%	(83,510)	-6.2%
Intersegment eliminations	(5,909)	-0.3%	(6,298)	-0.3%	389	-6.2%

Total	$2,247,434	100.0%	$2,099,492	100.0%	$147,942	7.0%

Unified Communications revenue in 2008 increased $231.1 million, or 30.2%, to $995.2 million from $764.1 million in 2007. The increase in revenue included $150.6 million from the acquisitions of WNG, TeleVox and Genesys. The remaining $80.5 million increase was attributable to organic growth. Since we entered the conferencing services business, the average rate per minute that we charge has declined while total minutes sold has increased. This is consistent with the industry trend which is expected to continue for the foreseeable future.

Communication Services revenue in 2008 decreased $83.5 million, or 6.2%, to $1,258.2 million from $1,341.7 million in 2007. The decrease is primarily attributable to the $76.4 million impairment to establish a valuation allowance against the carrying value of portfolio receivables. The valuation allowance was calculated in accordance with SOP 03-3, which requires that a valuation allowance be taken for decreases in expected cash flows or a change in timing of cash flows which would otherwise require a reduction in the stated yield on a portfolio pool. During 2007, we recorded a similar $2.5 million impairment charge. Partially offsetting the decrease in revenue was an increase in revenue from the acquisitions of Omnium, HBF and Positron, which collectively accounted for $39.7 million of revenue. During 2008, our ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts was significantly reduced because of the economic downturn. Purchases of portfolio receivables were $45.4 million during 2008, which was $82.0 million less than during 2007. As a result of this lower purchase activity, our ability to collect and recognize revenue has been adversely affected.

Cost of Services: Cost of services in 2008 increased $102.6 million, or 11.2%, to $1,015.0 million from $912.4 million in 2007. The increase in cost of services included $60.6 million in costs associated with services offered resulting from the acquisitions of WNG, TeleVox, Omnium, HBF, Genesys and Positron. As a percentage of revenue, cost of services increased to 45.2% for 2008, compared to 43.5% in 2007.

Cost of Services by business segment:

	For the year ended December 31,
	2008	% of Revenue	2007	% of Revenue	Change	% Change
Cost of services in thousands:
Unified Communications	$351,359	35.3%	$280,154	36.7%	$71,205	25.4%
Communication Services	665,571	52.9%	637,258	47.5%	28,313	4.4%
Intersegment eliminations	(1,902)	NM	(5,023)	NM	3,121	-62.1%

Total	$1,015,028	45.2%	$912,389	43.5%	$102,639	11.2%

NM—Not Meaningful

Unified Communications cost of services in 2008 increased $71.2 million, or 25.4%, to $351.4 million from $280.2 million in 2007. The increase in cost of services included $40.6 million in costs associated with services offered resulting from the acquisitions of WNG, TeleVox and Genesys. The remaining increase is primarily driven by increased revenue volume. As a percentage of this segment’s revenue, Unified Communications cost of services decreased to 35.3% in 2008 compared to 36.7% in 2007.

Communication Services cost of services in 2008 increased $28.3 million, or 4.4%, to $665.6 million from $637.3 million in 2007. The increase in cost of services reflected $20.0 million in costs from the acquisitions of Omnium, HBF and Positron. As a percentage of this segment’s revenue, Communication Services cost of services increased to 52.9% in 2008, compared to 47.5% in 2007. The increase in cost of services as a percentage of revenue for 2008 was driven by the $76.4 million portfolio receivable impairment charge recorded as a reduction of revenue. Also, purchases of new receivable portfolios were down significantly from 2007 resulting in a greater proportion of 2008 collection activity from older receivable portfolios which have a higher cost of collection. Rising labor and benefit costs also contributed to the increase in our cost of sales percentage in 2008.

Selling, General and Administrative Expenses: SG&A expenses in 2008 increased $41.1 million, or 4.9%, to $881.6 million from $840.5 million for 2007. The increase included $102.1 million resulting from the acquisitions of WNG, TeleVox, Omnium, HBF, Genesys and Positron. In 2008, in accordance with EITF 97-14 (Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested) (“EITF 97-14”), we recorded a $4.9 million reduction in SG&A with the corresponding increase to other income and expense. EITF 97-14 requires that the deferred compensation obligation be classified as a liability and adjusted with the corresponding charge (or credit) to compensation cost, to reflect changes in the fair value of the amount owed to employees.

During the fourth quarter of 2007, management determined that a final settlement to resolve the Sanford and Ritt class actions was probable. See note 15 of the notes to our consolidated financial statements included elsewhere in this annual report for information regarding these actions. As a result of the settlement negotiations, the Communication Services segment recorded a $20.0 million expense accrual and a $5.0 million receivable for expected insurance proceeds. At December 31, 2008 this expense accrual was $19.3 million. The insurance proceeds were received during 2008. As a percentage of revenue, SG&A expenses decreased to 39.2% in 2008, compared to 40.0% in 2007.

Selling, general and administrative expenses by business segment:

	For the year ended December 31,
	2008	% of Revenue	2007	% of Revenue	Change	% Change
SG&A in thousands:
Unified Communications	$386,950	38.9%	$305,022	39.9%	$81,928	26.9%
Communication Services	498,643	39.6%	536,785	40.0%	(38,142)	-7.1%
Intersegment eliminations	(4,007)	NM	(1,275)	NM	(2,732)	NM

Total	$881,586	39.2%	$840,532	40.0%	$41,054	4.9%

NM—Not Meaningful

Unified Communications SG&A expenses in 2008 increased $81.9 million, or 26.9%, to $387.0 million from $305.0 million in 2007. SG&A included $82.3 million from the acquisitions of WNG, TeleVox and Genesys, $18.5 million of which was for the amortization of finite-lived intangible assets. As a percentage of this segment’s revenue, Unified Communications SG&A expenses in 2008 was 38.9% compared to 39.9% in 2007.

Communication Services SG&A expenses in 2008 decreased $38.1 million, or 7.1%, to $498.6 million from $536.8 million in 2007. This reduction of SG&A was partially due to $19.4 million in lower depreciation and amortization charges. In 2007 we recorded an $8.8 million impairment charge to fully impair the goodwill associated with a majority-owned unrestricted subsidiary in the communication services segment. The acquisitions of Omnium, HBF and Positron increased SG&A expense by $19.8 million. As a percentage of this segment’s revenue, Communication Services SG&A expenses decreased to 39.6% in 2008 compared to 40.0% in 2007.

Operating Income: Operating income in 2008 increased by $4.3 million, or 1.2%, to $350.8 million from $346.6 million in 2007. As a percentage of revenue, operating income in 2008 decreased to 15.6%, compared to 16.5% in 2007.

Operating income by business segment:

	For the year ended December 31,
	2008	% of Revenue	2007	% of Revenue	Change	% Change
Operating income in thousands:
Unified Communications	$256,853	25.8%	$178,923	23.4%	$77,930	43.6%
Communication Services	93,967	7.5%	167,648	12.5%	(73,681)	-43.9%

Total	$350,820	15.6%	$346,571	16.5%	$4,249	1.2%

Unified Communications operating income in 2008 increased $77.9 million, or 43.6%, to $256.9 million from $178.9 million in 2007. The increase in operating income included $27.7 million from the acquisitions of WNG, TeleVox and Genesys. As a percentage of this segment’s revenue, Unified Communications operating income increased to 25.8% in 2008 compared to 23.4% in 2007.

Communication Services operating income in 2008 decreased $73.7 million, or 43.9%, to $94.0 million from $167.6 million in 2007. The decrease in operating income was due primarily to the impairment charge of $76.4 million recorded to establish a valuation allowance against the carrying value of portfolio receivables. As a percentage of this segment’s revenue, Communication Services operating income decreased to 7.5% in 2008 compared to 12.5% in 2007.

Other Income (Expense): Other income (expense) includes interest expense from short-term and long-term borrowings under credit facilities and portfolio notes payable, the aggregate gain (loss) on debt transactions denominated in currencies other than the functional currency, sub-lease rental income and interest income from short-term investments. Other expense in 2008 was $321.6 million compared to $319.0 million in 2007. Interest expense in 2008 was $313.0 million compared to $332.4 million in 2007. The change in interest expense was primarily due to lower effective interest rates partially offset by increased outstanding debt in 2008 than we experienced during 2007. Interest expense in 2008 also included $17.7 million for interest rate swaps which were determined to be ineffective and therefore did not qualify for hedge accounting treatment. In 2008, we recorded a $5.8 million loss on the Euro-denominated multi currency revolver as the Euro strengthened against the British Pound Sterling, the functional currency of InterCall’s United Kingdom subsidiary. In 2008, in accordance with EITF 97-14 we recorded a $4.9 million reduction in the value of the Rabbi Trust assets with the corresponding increase to other expense.

Noncontrolling Interest (Income): We had noncontrolling interest income of ($2.1) million in 2008 compared to noncontrolling interest expense of $15.4 million in 2007. The portfolio receivable impairment recorded in 2008 caused a $13.0 million reduction in noncontrolling interest expense.

Net Income—West Corporation: Our net income in 2008 improved $14.1 million, or 262.4%, to $19.5 million compared to $5.4 million in 2007. The increase in net income was due to the factors discussed above for revenue, cost of services, SG&A expense and other income (expense). Net income includes a provision for income tax expense at an effective rate (income tax expense divided by income before income tax and noncontrolling interest) of approximately 40.2% for 2008, compared to an effective tax rate of approximately 24.7% in 2007. The difference between the effective tax rate during 2007 and the statutory tax rate is primarily due to higher noncontrolling interest pretax income as a percentage of total pretax income and the release of valuation allowances related to losses sustained by an unconsolidated equity investment (for tax purposes) which became deductible for tax purposes upon disposal of the majority owned subsidiary.

Earnings (Loss) per common share: Earnings per common L share—basic for 2008 improved $1.70 to $12.78 from $11.08 compared to 2007. Earnings per common L share—diluted for 2008 improved $1.56 to $12.24 from $10.68 compared to 2007. The improvement in earnings per share was primarily the result of increased net income attributable to L shareholders. Loss per common A share—basic and diluted for 2008 increased ($0.3) to ($1.23) from ($1.20) for 2007. The increase in (loss) per share was primarily the result of a decrease in net income attributable to the Class A shareholders.

Years Ended December 31, 2007 and 2006

Revenue: Total revenue in 2007 increased $243.5 million, or 13.1%, to $2,099.5 million from $1,856.0 million in 2006. $164.2 million of this increase was derived from the acquisitions of Intrado, Raindance, InPulse, WNG, TeleVox and Omnium which closed for accounting purposes April 1, 2006, April 1, 2006, October 1, 2006, February 1, 2007, March 1, 2007 and May 1, 2007, respectively.

During 2007 and 2006, revenue from our 100 largest clients included $13.6 million and $15.0 million, respectively, of revenue derived from new clients.

During the years ended December 31, 2007 and 2006, our largest 100 clients represented approximately 57% and 61% of revenue, respectively. This reduced concentration was due to our strategic acquisitions in 2007 and 2006 and to organic growth. Late in 2006, AT&T, Cingular, SBC and Bell South were merged. The aggregate revenue provided by these clients as a percentage of our total revenue in 2007 and 2006 were approximately 14% and 17%, respectively. No other client accounted for more than 10% of our total 2007 or 2006 revenue.

Revenue by business segment:

	For the year ended December 31,
	2007	% of Total Revenue	2006	% of Total Revenue	Change	% Change
Revenue in thousands:
Unified Communications	$764,098	36.4%	$607,506	32.7%	$156,592	25.8%
Communication Services	1,341,692	63.9%	1,254,540	67.6%	87,152	6.9%
Intersegment eliminations	(6,298)	-0.3%	(6,008)	-0.3%	(290)	4.8%

Total	$2,099,492	100.0%	$1,856,038	100.0%	$243,454	13.1%

Unified Communications revenue in 2007 increased $156.6 million, or 25.8%, to $764.1 million from $607.5 million in 2006. The increase in revenue included $55.7 million from the acquisition of WNG, TeleVox and Raindance. The remaining $100.9 million increase was attributable to organic growth. Since we entered the conferencing services business, the average rate per minute that we charge has declined while total minutes sold has increased. This is consistent with the industry trend which is expected to continue for the foreseeable future.

Communication Services revenue in 2007 increased $87.2 million, or 6.9%, to $1,341.7 million from $1,254.5 million in 2006. The increase included $108.5 million due to the acquisitions of Intrado, InPulse, and Omnium. Our inbound dedicated agent business declined $43.7 million during 2007 compared to 2006, due to a reduction in services for AT&T and a reduction in non-recurring programs. Business-to-Business Services increased $24.8 million due to increased volume. During the fourth quarter of 2007, we recorded a $2.5 million allowance for receivable portfolio pools that had recently underperformed expectations. No allowance was taken in 2006. Sales of receivables portfolios in 2007 and 2006 resulted in revenue of $10.8 million and $19.9 million, respectively.

Cost of Services: Cost of services in 2007 increased $93.9 million, or 11.5%, to $912.4 million from $818.5 million in 2006. The increase in cost of services included $51.2 million in costs associated with services offered resulting from the acquisitions of Intrado, Raindance, InPulse, WNG, TeleVox and Omnium. As a percentage of revenue, cost of services decreased to 43.5% for 2007, compared to 44.1% in 2006.

Cost of Services by business segment:

	For the year ended December 31,
	2007	% of Revenue	2006	% of Revenue	Change	% Change
Cost of services in thousands:
Unified Communications	$280,154	36.7%	$210,842	34.7%	$69,312	32.9%
Communication Services	637,258	47.5%	612,731	48.8%	24,527	4.0%
Intersegment eliminations	(5,023)	NM	(5,051)	NM	28	-0.6%

Total	$912,389	43.5%	$818,522	44.1%	$93,867	11.5%

NM—Not Meaningful

Unified Communications cost of services in 2007 increased $69.3 million, or 32.9%, to $280.2 million from $210.8 million in 2006. The increase in cost of services included $14.1 million in costs associated with services offered resulting from the acquisitions of WNG, TeleVox and Raindance. The remaining increase was primarily driven by increased revenue volume. As a percentage of this segment’s revenue, Unified Communications cost of services increased to 36.7% in 2007, compared to 34.7% in 2006. The increase in cost of services as a percentage of revenue is primarily due to downward pricing pressure on the revenue rate per minute, increased foreign sales which have higher costs of sales and increased video equipment sales which has lower margins than other unified communication services.

Communication Services cost of services in 2007 increased $24.5 million, or 4.0%, to $637.3 million from $612.7 million in 2006. The increase in cost of services included $37.1 million in costs associated with services offered resulting from the acquisitions of Intrado, InPulse, and Omnium. As a percentage of this segment’s revenue, Communication Services cost of services decreased to 47.5% in 2007, compared to 48.8% in 2006. The decrease as a percentage of revenue in 2007 was due to the acquisition of Intrado, which historically had a lower percentage of direct costs to revenue than our Communication Services segment results.

Selling, General and Administrative Expenses: SG&A expenses in 2007 increased $40.2 million, or 5.0%, to $840.5 million from $800.3 million for 2006. The increase included SG&A expenses of $106.8 million from the acquisitions of Intrado, Raindance, InPulse, WNG, TeleVox and Omnium. Total share-based compensation expense (“SBC”) recognized during 2007 was $1.3 million compared to $28.7 million in 2006. This reduction in share based compensation was the result of our recapitalization on October 24, 2006. On that date, the vesting of all outstanding equity and stock options awards was accelerated and the awards were exchanged for a cash payment. The stock compensation expense recognized in 2007 results from grants made after the recapitalization. In 2006, we also recognized $78.8 million in expenses associated with our recapitalization. During the fourth quarter of 2007, management determined that a final settlement which will resolve the Sanford and Ritt class actions is probable. See note 15 of the notes to our consolidated financial statements included elsewhere in this annual report for information regarding this litigation. As a result of the settlement negotiations, the Communication Services segment recorded a $15.0 million accrual, net of $5.0 million of expected insurance proceeds. As a percentage of revenue, SG&A expenses decreased to 40.0% in 2007, compared to 43.1% in 2006.

As set forth below for 2006, base selling, general and administrative expense by business segment excludes recapitalization expense and SBC and is a non-GAAP measure. Management believes these measures provide an alternative presentation of results that more accurately reflects our operations without the non-cash effects of the recapitalization expense and SBC items. The following table includes reconciliations for 2006 SG&A expense by business segment excluding the recapitalization expense and SBC to reported SG&A expense.

Selling, general and administrative expenses by business segment:

	For the year ended December 31,
	2007	% of Revenue	Base SG&A	Recap. Expense	SBC	Reported 2006	% of Revenue	Change	% Change
SG&A in thousands:
Unified Communications	$305,022	39.9%	$236,378	$34,003	$6,847	$277,228	45.6%	$27,794	10.0%
Communication Services	536,785	40.0%	457,307	44,832	21,891	524,030	41.8%	12,755	2.4%
Intersegment eliminations	(1,275)	NM	(957)	—	—	(957)	NM	(318)	NM

Total	$840,532	40.0%	$692,728	$78,835	$28,738	$800,301	43.1%	$40,231	5.0%

NM—Not Meaningful

Unified Communications SG&A expenses in 2007 increased $27.8 million, or 10.0%, to $305.0 million from $277.2 million in 2006. SG&A included $37.5 million from the acquisitions of WNG, TeleVox and Raindance. Total SBC recognized during 2007 was $0.4 million compared to $6.8 million in 2006. We also recognized $34.0 million in expenses associated with our recapitalization in 2006. As a percentage of this segment’s revenue, Unified Communications SG&A expenses decreased to 39.9% in 2007, compared to 45.6% in 2006. SG&A before recapitalization expense and SBC was $236.4 million or 38.9% of this segment’s revenue in 2006.

Communication Services SG&A expenses in 2007 increased $12.8 million, or 2.4%, to $536.8 million from $524.0 million in 2006. The increase included $69.4 million from the acquisitions of Intrado, InPulse, and Omnium. The increase also includes the net $15.0 million litigation accrual mentioned above. Total SBC recognized during 2007 was $0.9 million, compared to $21.9 million in 2006. We also recognized $44.8 million in expenses associated with our recapitalization in 2006. As a percentage of this segment’s revenue, Communication Services SG&A expenses decreased to 40.0% in 2007, compared to 41.8% in 2006. In 2006, SG&A before recapitalization expense and SBC was $457.3 million or 36.5% of this segment’s revenue.

Operating Income: Operating income in 2007 increased by $109.4 million, or 46.1%, to $346.6 million from $237.2 million in 2006. As a percentage of revenue, operating income increased to 16.5% in 2007 compared to 12.8% in 2006 primarily due to the recapitalization and SBC costs incurred in 2006 and the factors discussed above for revenue, cost of services and SG&A expenses.

As set forth below for 2006, base operating income by business segment excludes recapitalization expense and SBC and is a non-GAAP measure. Management believes these measures provide an alternative presentation of results that more accurately reflects our operations without the non-cash effects of the recapitalization expense and significant SBC expense incurred in connection with our recapitalization. The following table includes reconciliations for 2006 operating income by business segment excluding the recapitalization expense and SBC to reported operating income.

Operating income by business segment:

	For the year ended December 31,
	2007	% of Revenue	Base Operating Income	Recap Expense	SBC	Reported 2006	% of Revenue	Change	% Change
Operating income in thousands
Unified Communications	$178,923	23.4%	$160,287	$34,003	$6,847	$119,437	19.7%	$59,486	49.8%
Communication Services	167,648	12.5%	184,501	44,832	21,891	117,778	9.4%	49,870	42.3%

Total	$346,571	16.5%	$344,788	$78,835	$28,738	$237,215	12.8%	$109,356	46.1%

Unified Communications operating income in 2007 increased by $59.5 million, or 49.8%, to $178.9 million from $119.4 million in 2006. The increase in operating income included $4.2 million from the acquisitions of WNG, TeleVox and Raindance. As a percentage of this segment’s revenue, Unified Communications operating income increased to 23.4% in 2007, compared to 19.7% in 2006. Operating income before recapitalization expense and SBC was $160.3 million, or 26.4%, of this segment’s revenue in 2006.

Communication Services operating income in 2007 increased by $49.9 million, or 42.3%, to $167.6 million from $117.8 million in 2006. The increase in operating income was due primarily to recapitalization expenses and SBC in 2006, as previously discussed. This increase in operating income was partially offset by the previously discussed net $15.0 million litigation accrual. As a percentage of this segment’s revenue, Communication Services operating income increased to 12.5% in 2007, compared to 9.4% in 2006. Operating income before recapitalization expense and SBC was $184.5 million, or 14.7%, of this segment’s revenue in 2006.

Other Income (Expense): Other income (expense) includes sub-lease rental income, interest income from short-term investments and interest expense from short-term and long-term borrowings under our credit facilities and portfolio notes payable. Other expense in 2007 was $319.0 million compared to $86.7 million in 2006. The change in other expense in 2007 was primarily due to interest expense on increased outstanding debt incurred in connection with our recapitalization and higher interest rates in 2007 than we experienced in 2006. Interest expense in 2007 was $332.4 million compared to $94.8 million in 2006.

Noncontrolling Interest: Our portfolio receivable lenders own a noncontrolling interest in several portfolio purchasing subsidiaries. The noncontrolling interest in the earnings of these subsidiaries for 2007 was $15.4 million compared to $16.3 million for 2006.

Net Income—West Corporation: Our net income in 2007 decreased $63.4 million, or 92.2%, to $5.4 million from $68.8 million in 2006. The decrease in net income was due to the factors discussed above for revenue, cost of services, SG&A expense and other income (expense). Net income includes a provision for income tax expense at an effective rate of approximately 24.7% for 2007, compared to 43.5% in 2006. The difference between the effective tax rate during 2007 and the statutory tax rate is primarily due to higher noncontrolling interest pretax income as a percentage of total pretax income and the release of valuation allowances related to losses sustained by an unconsolidated equity investment (for tax purposes) which became deductible for tax purposes upon disposal of the majority owned subsidiary. The 2006 effective income tax rate was impacted by approximately $40.0 million of recapitalization transaction costs which we expect to be non-deductible for income tax purposes.

Earnings (loss) per common share: Earnings per common L share—basic for 2007 improved $9.03 to $11.08 from $2.05 compared to 2006. Earnings per common L share—diluted for 2007 improved $8.70 to $10.68 from $1.98 compared to 2006. The improvement in earnings per share was primarily the result of a full year of net income attributable to L shareholders in 2007 compared to the partial period in 2006, subsequent to the recapitalization. Loss per common A share—basic for 2007 increased ($1.86) to ($1.20) from $0.66 for 2006. Loss per common A share—diluted for 2007 increased ($1.84) to ($1.20) from $0.64 for 2006. The increase in (loss) per share, basic and diluted, was primarily the result of a decrease in net income attributable to the Class A shareholders.

Liquidity and Capital Resources

We have historically financed our operations and capital expenditures primarily through cash flows from operations supplemented by borrowings under our bank credit facilities and specialized credit facilities established for the purchase of receivable portfolios.

Our current and anticipated uses of our cash, cash equivalents and marketable securities are to fund operating expenses, acquisitions, capital expenditures, purchase of portfolio receivables, noncontrolling interest distributions, interest payments, tax payments and the repayment of principal on debt.

We believe that our cash flows from operations, together with existing cash and cash equivalents and available borrowings under our bank credit facility, will be adequate to meet our capital requirements for at least the next twelve months.

Year Ended December 31, 2008 compared to 2007

The following table summarizes our cash flows by category for the periods presented (in thousands):

	For the Years Ended December 31,
	2008	2007	Change	% Change
Net cash provided by operating activities	$287,381	$263,897	$23,484	8.9%
Net cash used in investing activities	$(597,539)	$(454,946)	$(142,593)	-31.3%
Net cash flows from financing activities	$341,971	$118,106	$223,865	189.5%

Net cash flow from operating activities in 2008 increased $23.5 million, or 8.9%, to $287.4 million compared to net cash flows from operating activities of $263.9 million in 2007. The increase in net cash flows from operating activities is primarily due to improved operating income excluding the impact of the $76.4 million non-cash impact of the allowance for impairment of purchased accounts receivable. This increase was partially offset by a reduction in accounts payable and accrued expenses.

DSO, a key performance indicator that we utilize to monitor the accounts receivable average collection period and assess overall collection risks, was 54 days at December 31, 2008 after removing the impact of Positron which was acquired on November 21, 2008. Throughout the year, DSO ranged from 52 to 58 days. At December 31, 2007, the DSO were 50 days and ranged from 50 to 52 days during the year. Due to its higher concentration of international clients, Genesys has traditionally had higher DSO than our other subsidiaries.

Net cash used in investing activities in 2008 increased $142.6 million, or 31.3%, to $597.5 million compared to net cash used in investing activities of $454.9 million in 2007. The increase in cash used in investing activities was due to $493.6 million of acquisition costs incurred in 2008 primarily for the acquisitions of HBF, Genesys and Positron compared to $291.8 million of acquisition costs incurred in 2007 primarily for the acquisitions of WNG, TeleVox and Omnium. We invested $105.4 million in capital expenditures during 2008 compared to $103.6 million invested in 2007. Investing activities in 2008 and 2007 included the purchase of receivable portfolios for $45.4 million and $127.4 million, respectively. Investing activities in 2008 also included cash proceeds applied to amortization of receivable portfolios of $46.4 million compared $66.9 million in 2007.

Net cash flow from financing activities in 2008 increased $223.9 million, or 189.5%, to $342.0 million, compared to net cash flow from financing activities of $118.1 million for 2007. During 2008, net proceeds from the term loan add-on of the senior secured credit facility and the multicurrency revolving credit facility were $198.7 million and were used to finance the Genesys acquisition. During 2008, we drew $224.0 million under our senior secured revolving credit facility and repaid $15.8 million on our multi currency revolving credit facility. In November 2008, we used $167.0 million to purchase Positron. During 2007, proceeds from the expansion of our senior secured term loan facility were $300.0 million and were used to finance the WNG, TeleVox and Omnium acquisitions. In 2007, we settled an appraisal rights claim brought by a former shareholder in connection with our recapitalization for $48.75 per share, the same amount received in the recapitalization by all of our other former public shareholders, for a total settlement amount of $170.6 million plus interest at 8.25% for a total of approximately $13.3 million. During 2008, net cash from financing activities was partially offset by payments on portfolio notes payable of $64.9 million, compared to $75.7 million in 2007. Proceeds from issuance of portfolio notes payable in 2008 were $33.1 million, compared to $108.8 million in 2007.

Year Ended December 31, 2007 compared to 2006

On December 31, 2007, the outstanding balance on the indebtedness incurred in connection with the recapitalization and the amendments to the senior secured term loan facility in February and May 2007 to finance the WNG, TeleVox and Omnium acquisitions was $2,376 million. The senior secured term facility is subject to scheduled annual amortization of 1% with quarterly payments and with variable interest at 2.375% over the selected LIBOR. Our senior secured revolving credit facility providing financing of up to $250.0 million had a $0 balance outstanding on December 31, 2007. On December 31, 2007 our $650.0 million aggregate principal amount of 9.5% senior notes due 2014 and $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016 were outstanding. Interest on the notes is payable semiannually in arrears on April 15 and October 15 of each year. Interest payments commenced on April 15, 2007.

The following table summarizes our cash flows by category for the periods presented (in thousands):

	For the Years Ended December 31,
	2007	2006	Change	% Change
Net cash provided by operating activities	$263,897	$215,739	$48,158	22.3%
Net cash used in investing activities	$(454,946)	$(812,253)	$357,307	44.0%
Net cash flows from financing activities	$118,106	$780,742	$(662,636)	-84.9%

Net cash flow from operating activities in 2007 increased $48.2 million, or 22.3%, to $263.9 million compared to net cash flows from operating activities of $215.7 million in 2006. The increase in net cash flows from operating activities is primarily due to improved collections on accounts receivable and increases in amortization and accounts payable. Decreases in share based compensation, deferred tax expense and accrued expenses partially offset the increase in operating cash flows.

DSO was 50 days at December 31, 2007, and ranged from 50 to 52 days during the year. At December 31, 2006, DSO was 51 days and ranged from 49 to 51 days during the year.

Net cash used in investing activities in 2007 decreased $357.3 million, or 44.0%, to $454.9 million compared to net cash used in investing activities of $812.3 million in 2006. The decrease in cash used in investing activities was due to $291.8 million of acquisition costs incurred in 2007 primarily for the acquisitions of WNG, TeleVox and Omnium compared to $643.7 million of acquisition costs incurred in 2006 primarily for the acquisitions of Intrado, Raindance and InPulse. We invested $103.6 million in capital expenditures during 2007 compared to $113.9 million invested in 2006. The decrease in capital expenditures was primarily due to the purchase in 2006 of a building for $30.5 million, which we previously leased under a synthetic lease arrangement. Investing activities in 2007 also included the purchase of receivable portfolios for $127.4 million and cash proceeds applied to amortization of receivable portfolios of $66.9 million compared to $114.6 million and $59.4 million, respectively, in 2006.

Net cash flow from financing activities in 2007 decreased $662.6 million, or 84.9%, to $118.1 million, compared to net cash flow from financing activities of $780.7 million for 2006. During 2007, proceeds from the expansion of our senior secured term loan facility were $300.0 million and were used to finance the WNG, TeleVox and Omnium acquisitions. On September 21, 2007, we settled an appraisal rights claim brought by a former shareholder in connection with our recapitalization for $48.75 per share, the same amount received in the recapitalization by all of our other former public shareholders for a total settlement amount of $170.6 million plus interest at 8.25% for a total of approximately $13.3 million. Also, during 2007, net cash from financing activities was partially offset by payments on portfolio notes payable of $75.7 million compared to $51.1 million in 2006. Proceeds from issuance of portfolio notes payable in 2007 were $108.8 million compared to $97.9 million in 2006. In 2006, the primary sources of financing were $3.2 billion of proceeds from the new debt and bonds, $725.8 million in equity proceeds from the sponsors and proceeds and related tax benefits of $69.3 million from our stock-based employee benefit programs in connection with our recapitalization. $2,910.5 million of the recapitalization transaction proceeds were used to acquire the common stock and stock options in the recapitalization. The proceeds were also used to pay off the $663.3 million balance of our previous revolving credit facility, including accrued interest. Debt acquisition costs incurred in 2006 were $109.6 million.

Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility:

The $2,534.0 million senior secured term loan facility and $250 million senior secured revolving credit facility bear interest at variable rates. The senior secured term loan facility requires annual principal payments of approximately $25.3 million, paid quarterly, with a balloon payment at the maturity date of October 24, 2013 of approximately $2,365.3 million. The senior secured term loan facility pricing is based on the Company’s corporate debt rating and the grid ranges from 2.125% to 2.75% for LIBOR rate loans (LIBOR plus 2.375% at December 31, 2008), and from 1.125% to 1.75% for base rate loans (Base Rate plus 1.375% at December 31, 2008), except for the $134.0 million term loan expansion, which is priced at LIBOR plus 5.0%, and Base Rate plus 4.0% for base rate loans. The LIBOR rate has a floor at 3.50%. The rate at December 31, 2008 is Base Rate plus 4.0% or 7.25%.

The senior secured revolving credit facility pricing is based on the Company’s total leverage ratio. The grid ranges from 1.75% to 2.50% for LIBOR rate loans (LIBOR plus 2.0% at December 31, 2008) and the margin ranges from 0.75% to 1.50% for base rate loans (Base Rate plus 1.0% at December 31, 2008). The Company is required to pay each non-defaulting lender a commitment fee of 0.50% in respect of any unused commitments under the senior secured revolving credit facility. The commitment fee in respect of unused commitments under the senior secured revolving credit facility is subject to adjustment based upon our total leverage ratio.

In September 2008, Lehman Brothers, Inc. filed for bankruptcy protection. Our revolving credit facility is administered by Lehman Commercial Paper, Inc. (“LCPI”). In October 2008, LCPI also filed for bankruptcy protection. These events have affected the availability of our revolving credit facility as LCPI has not funded $26.0 million of their commitment. We are working to establish a new administrative agent.

In May 2008, West and InterCall entered into Amendment No. 3 (the “Third Amendment”) to our senior secured credit agreement. The terms of the Third Amendment include an expansion of the term loan credit facility by $134.0 million in incremental term loans. The pricing of this debt is Base Rate (as defined in the senior secured term loan facility) or LIBOR (with a floor of 3.5%) plus margin of 4.0% for Base Rate loans and 5.0% for LIBOR loans. The incremental term loan includes call protection for voluntary or mandatory prepayment or scheduled repayment during the first two years following the borrowing date (5.0% premium during the first year and 2.0% premium during the second year). The effective interest rate for this add-on to the term loan facility is approximately 9.5%. After the expansion of the term loan credit facility, the aggregate facility is $2,534.0 million.

The effective annual interest rates, inclusive of debt amortization costs, on the senior secured term loan facility for 2008 and 2007 were 6.56% and 8.03%, respectively. The average daily outstanding balance of the revolving credit facility during 2008 was $63.0 million. The highest balance outstanding on the revolving credit facility during 2008 was $224.0 million. The senior secured revolving credit facility was not used in 2007.

In October 2006, we entered into three three-year interest rate swap agreements (cash flow hedges) to convert variable long-term debt to fixed rate debt. These swaps were for $800.0 million, $700.0 million and $600.0 million for the three years ending October 23, 2007, 2008 and 2009, respectively, at rates from 5.0% to 5.01%. In August 2007, we entered into two two-year interest rate swap agreements (cash flow hedges) to convert variable long-term debt to fixed rate debt and hedged an additional $120.0 million at rates from 4.81% to 4.815%. In August and September 2008, we entered into three three-year interest rate swap agreements (cash flow hedges) to convert variable long-term debt to fixed rate debt. These swaps were for an additional $200.0 million at 3.532%, $150.0 million at 3.441% and $250.0 million at 3.38%. At December 31, 2008 we had $1,320.0 million of the outstanding $2,485.4 million senior secured term loan facility hedged at rates from 3.38% to 5.01%. See Item 7A. Quantitative and Qualitative Disclosures About Market Risk - Interest Rate Risk – Lehman hedges - for a discussion on the impact of Lehman Brothers bankruptcy on two of these interest rate swaps.

In August 2008 we entered into a one-year interest rate basis swap overlay to reduce interest expense to take advantage of the risk premium between the one-month LIBOR and the three-month LIBOR. We placed the basis overlay swaps on our swaps entered into in October 2006 and August 2007. The basis swap overlay leaves the existing interest rate swaps intact and executes a basis swap whereby our three-month LIBOR payments on the basis swap are offset by the existing swap and we receive one-month LIBOR payments ranging from LIBOR plus 10.5 basis points to 12.75 basis points The termination dates and notional amounts match the interest rate swaps noted above.

We may request additional tranches of term loans or increases to the revolving credit facility in an aggregate amount not to exceed $279.6 million, including the aggregate amount of $48.6 million of principal payments previously made in respect of the term loan facility. The availability of such additional tranches of term loans or increases to the revolving credit facility is subject to the absence of any default and pro forma compliance with financial covenants and, among other things, the receipt of commitments by existing or additional financial institutions. We have not pursued increasing this facility due to the current credit market environment.

Multicurrency revolving credit facility

In May 2008, InterCall Conferencing Services Limited, a foreign subsidiary of InterCall (“ICSL”), entered into a $75.0 million multicurrency revolving credit facility to partially finance the acquisition of Genesys, to pay related fees and expenses and for general corporate purposes. The credit facility is secured by substantially all of the assets of ICSL, and is not guaranteed by West or any of its domestic subsidiaries. The credit facility matures on May 16, 2011 with two one-year additional extensions available upon agreement with the lenders. Interest on the facility is variable based on the leverage ratio of the foreign subsidiary and the margin ranges from 2.0% to 2.75% over the selected optional currency LIBOR (Sterling or Dollar/EURIBOR (Euro)) (subject to an upward adjustment of up to 0.5% in connection with the syndication of the facility). In September 2008 the agreement was amended to increase the margin by 0.375%, as permitted based on market conditions increasing the margin range to 2.375% to 3.125%. The margin at December 31, 2008 was 2.75%. The effective annual interest rate, inclusive of debt amortization costs, on the revolving credit facility from inception through December 31, 2008 was 8.7%. The credit facility also includes a commitment fee of 0.5% on the unused balance and certain financial covenants which include a maximum leverage ratio, a minimum interest coverage ratio and a minimum revenue test. The average daily outstanding balance of the multicurrency revolving credit facility since its inception was $63.7 million. The highest balance outstanding on the multicurrency revolving credit facility since its inception was $76.5 million.

Senior Notes

The senior notes consist of $650.0 million aggregate principal amount of 9.5% senior notes due 2014. Interest is payable semiannually.

At any time prior to October 15, 2010, the Company may redeem all or a part of the senior notes, at a redemption price equal to 100% of the principal amount of senior notes redeemed plus the applicable premium and accrued and unpaid interest and all additional interest then owing pursuant to the applicable registration rights agreement, if any, to the date of redemption, subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2010, the Company may redeem the senior notes in whole or in part, at the redemption prices (expressed as percentages of principal amount of the senior notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2010	104.750
2011	102.375
2012 and thereafter	100.000

Until October 15, 2009, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of senior notes issued by it at a redemption price equal to 109.50% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the sum of the aggregate principal amount of senior notes originally issued under the senior indenture and any additional notes issued under the senior indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

From time to time, the Company may repurchase outstanding senior notes in open market or privately negotiated transactions on terms to be determined at the time of such repurchase.

Senior Subordinated Notes:

The senior subordinated notes consist of $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016. Interest is payable semiannually.

At any time prior to October 15, 2011, we may redeem all or a part of the senior subordinated notes at a redemption price equal to 100% of the principal amount of senior subordinated notes redeemed plus the applicable premium and accrued and unpaid interest to the date of redemption, subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2011, we may redeem the senior subordinated notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the senior subordinated notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior subordinated notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2011	105.500
2012	103.667
2013	101.833
2014 and thereafter	100.000

Until October 15, 2009, we may, at our option, on one or more occasions redeem up to 35% of the aggregate principal amount of senior subordinated notes issued by us at a redemption price equal to 111% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of senior subordinated notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the sum of the aggregate principal amount of senior subordinated notes originally issued under the senior subordinated indenture and any additional notes issued under the senior subordinated indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

From time to time, we may repurchase outstanding senior subordinated notes in open market or privately negotiated transactions on terms to be determined at the time of such repurchase.

Debt Covenants

Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility. We are required to comply on a quarterly basis with a maximum total leverage ratio covenant and a minimum interest coverage ratio covenant. The total leverage ratio of consolidated total debt Adjusted EBITDA may not exceed 7.0 to 1.0 at December 31, 2008, and the interest coverage ratio of consolidated Adjusted EBITDA to the sum of consolidated interest expense must exceed 1.5 to 1.0. Both ratios are measured on a rolling four-quarter basis. We were in compliance with these financial covenants at December 31, 2008. These financial covenants will become more restrictive over time (adjusted periodically until the maximum leverage ratio reaches 3.75 to 1.0 in 2013 and the interest coverage ratio reaches 2.50 to 1.0 in 2013). We believe that for the foreseeable future we will continue to be in compliance with our financial covenants. The senior secured credit facilities also contain various negative covenants, including limitations on indebtedness, liens, mergers and consolidations, asset sales, dividends and distributions or repurchases of our capital stock, investments, loans and advances, capital expenditures, payment of other debt, including the senior subordinated notes, transactions with affiliates, amendments to material agreements governing our subordinated indebtedness, including the senior subordinated notes and changes in our lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under the Employee Retirement Income Security Act of 1974, material judgments, the invalidity of material provisions of the documentation with respect to the senior secured credit facilities, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt and a change of control of the Company. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take certain actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Senior Notes. The senior notes indenture contains covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to: incur additional debt or issue certain preferred shares, pay dividends on or make distributions in respect of our capital stock or make other restricted payments, make certain investments, sell certain assets, create liens on certain assets to secure debt, consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets, enter into certain transactions with our affiliates and designate our subsidiaries as unrestricted subsidiaries.

Senior Subordinated Notes. The senior subordinated indenture contains covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to: incur additional debt or issue certain preferred shares; pay dividends on or make distributions in respect of our capital stock or make other restricted payments, make certain investments, sell certain assets, create liens on certain assets to secure debt, consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets, enter into certain transactions with our affiliates and designate our subsidiaries as unrestricted subsidiaries.

Multicurrency Revolving Credit Facility. InterCall Conferencing Services Limited is required to comply on a quarterly basis with a maximum total leverage ratio covenant, a minimum interest coverage ratio covenant and a minimum revenue covenant. The total leverage ratio of InterCall Conferencing Services Limited and its subsidiaries (“InterCall UK Group”) cannot exceed 2.75 to 1.0 tested as of the last day of each of the first full three quarters ending after the utilization date, 2.50 to 1.0 tested as of the last day of each of the next four fiscal quarters and 2.25 to 1.0 tested as of the last day of each fiscal quarter thereafter. The interest coverage ratio of the InterCall UK Group must be greater than 3.0 to 1.0 as of the end of each quarterly period. The minimum revenue required to be maintained by the InterCall UK Group, as measured on a rolling four-quarter basis, increases over the life of the agreement from £45.0 million in 2008 to £50.0 million in 2010.

Our failure to comply with these debt covenants may result in an event of default which, if not cured or waived, could accelerate the maturity of our indebtedness. If our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations and we may not be able to continue our operations as planned. If our cash flows and capital resources are insufficient to fund our debt service obligations and keep us in compliance with the covenants under our senior secured credit facilities or to fund our other liquidity needs, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot ensure that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our senior secured credit facilities or the indentures that govern the notes. Our senior secured credit facilities documentation and the indentures that govern the notes restrict our ability to dispose of assets and use the proceeds from the disposition. As a result, we may not be able to consummate those dispositions or use the proceeds to meet our debt service or other obligations, and any proceeds that are available may not be adequate to meet any debt service or other obligations then due.

If we cannot make scheduled payments on our debt, we will be in default, and as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our new senior secured credit facilities could terminate their commitments to lend us money and foreclose against the assets securing our borrowings; and

•	we could be forced into bankruptcy or liquidation.

Credit Ratings

At December 31, 2008 our credit ratings and outlook were as follows:

	Corporate Rating/ Outlook	Senior Secured Term Loans	Senior Secured Revolver	Senior Unsecured Notes	Senior Subordinated Notes
Moody’s (1)	B2/Stable	B1	B1	Caa1	Caa1
Standard & Poor’s (2)	B+/Stable	BB-	BB-	B-	B-

(1)	On October 24, 2008 Moody’s stated that our decision to fully draw on its available revolving credit facility has no immediate impact on our liquidity rating. On November 5, 2008 Moody’s affirmed the current ratings with the acquisition of Positron.
(2)	On December 22, 2008, S&P affirmed its current ratings based on the additional debt incurred prior to the acquisition of Positron.

We will monitor and weigh our operating performance with any potential acquisition activities. Additional acquisitions of size would likely require us to secure additional funding sources. We have no reason to believe for the foreseeable future there will be an event to cause downgrades based on the positions of our rating agencies.

Adjusted EBITDA—The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use Adjusted EBITDA, which we define as earnings before interest expense, share-based compensation, taxes, depreciation and amortization, noncontrolling interest, non-recurring litigation settlement costs, impairments and other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP. Although we use Adjusted EBITDA as a measure of our liquidity, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business and includes adjustments for synergies that have not been realized. In addition, as disclosed below, certain adjustments included in our calculation of Adjusted EBITDA are based on management’s estimates and do not reflect actual results. For example, post-acquisition synergies included in Adjusted EBITDA are determined in accordance with our senior credit facilities, which provide for an adjustment to EBITDA, subject to certain specified limitations, for reasonably identifiable and factually supportable cost savings projected by us in good faith to be realized as a result of actions taken following an acquisition. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP.

Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented here as we understand investors use it as one measure of our historical ability to service debt and compliance with covenants in our senior credit facilities. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to cash flow from operations.

	For the year ended December 31,
(dollars in thousands)	2008	2007	2006	2005	2004
Cash flows from operating activities	$287,381	$263,897	$215,739	$290,004	$218,560
Income tax expense	11,731	6,814	65,505	87,736	65,762
Deferred income tax (expense) benefit	26,446	8,917	(9,300)	2,645	(6,177)
Interest expense	313,019	332,372	94,804	15,358	9,381
Allowance for impairment of purchased accounts receivable	(76,405)	—	—	—	—
Non-cash loss on hedge agreements	(17,679)	—	—	—	—
Unrealized gain (loss) on foreign denominated debt	(5,558)	—	—	—	—
Provision for share based compensation	(1,404)	(1,276)	(28,738)	(538)	—
Debt amortization	(15,802)	(14,671)	(3,411)	(858)	(1,216)
Other	(107)	195	(876)	(699)	(48)
Excess tax benefit from stock options exercised	—	—	50,794	—	—
Changes in operating assets and liabilities, net of business acquisitions	4,064	(53,461)	(2,180)	(15,313)	3,611

EBITDA	525,686	542,787	382,337	378,335	289,873

Provision for share-based compensation(a)	1,404	1,276	28,738	538	—
Acquisition synergies and transaction costs(b)	20,985	22,006	89,562	1,365	—
Non-cash portfolio impairments(c)	76,405	1,004	—	—	—
Site closures and other impairments(d)	2,644	1,309	—	—	—
Non-cash foreign currency (gain) losses(e)	6,427	—	—	—	—
Non-recurring litigation settlement costs(f)	—	15,741	—	—	—
Synthetic lease interest(g)	—	—	1,305	1,385	1,130

Adjusted EBITDA	$633,551	$584,123	$501,942	$381,623	$291,003

Adjusted EBITDA Margin(h)	28.2%	27.8%	27.0%	25.0%	23.9%
Leverage Ratio Covenant and Interest Coverage Ratio Covenant:
Total Debt(i)	$3,706,982	$3,345,615	NM	NM	NM
Ratio of Total Debt to Adjusted EBITDA(j)	5.4 x	5.6 x	NM	NM	NM
Cash interest expense(k)	$268,041	$281,434	NM	NM	NM
Ratio of Adjusted EBITDA to cash interest expense(l)	2.4 x	2.1 x	NM	NM	NM

(a)	Represents total share based compensation expense determined at fair value in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”).
(b)	Represents, for each period presented, unrealized synergies for acquisitions, consisting primarily of headcount reductions and telephony-related savings, direct acquisition expenses, transaction costs incurred with the recapitalization and the exclusion of the negative EBITDA in one acquired entity, which was an unrestricted subsidiary under the indentures governing our outstanding senior and senior subordinated notes. Amounts shown are permitted to be added to “EBITDA” for purposes of calculating our compliance with certain covenants under our credit facility and the indentures governing our outstanding notes.
(c)	Represents non-cash portfolio receivable allowances.
(d)	Represents site closures and other asset impairments.
(e)	Represents the unrealized loss on foreign denominated debt and the loss on transactions with affiliates denominated in foreign currencies.
(f)	Class action litigation settlement, net of estimated insurance proceeds, and related legal costs.
(g)	Represents interest incurred on a synthetic building lease, which was purchased in September 2006.
(h)	Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue.

(i)	Total debt excludes portfolio notes payable, but includes other indebtedness of capital lease obligations, performance bonds and letters of credit and is reduced by cash and cash equivalents.
(j)	Ratio of Total Debt to Adjusted EBITDA is calculated using trailing twelve month. For purposes of calculating our Ratio of Total Debt to Adjusted EBITDA, Adjusted EBITDA includes pro forma adjustments for acquired entities of $49.1 million in 2008 and $9.1 million in 2007 as is permitted in the debt covenants.
(k)	Cash Interest Expense represents interest expense paid less amortization of capitalized financing costs and non-cash loss on hedge agreements expensed as interest under the senior secured term loan facility, senior secured revolving credit facility, senior notes and senior subordinated notes.
(l)	The ratio of Adjusted EBITDA to cash interest expense is calculated using trailing twelve month cash interest expense.

NM—Not meaningful as our current debt covenants became effective October 24, 2006.

Receivables Management Asset Portfolio Notes Payable Facilities.

We historically have maintained, through majority-owned subsidiaries, receivables management asset financing facilities with affiliates of Cargill, Inc. and CarVal Investors, LLC (the “Portfolio Lenders”). Each Portfolio Lender is a noncontrolling interest holder in the applicable majority-owned subsidiary. Pursuant to these agreements, we have borrowed up to 85% of the purchase price of each receivables portfolio purchased from the lender and funded the remaining purchase price. Interest generally accrues on the outstanding debt at a variable rate of 2.75% over prime. The debt is non-recourse and collateralized by all of the assets of the applicable majority-owned subsidiary, including receivable portfolios within a loan series. Each loan series contains a group of portfolio asset pools that had an aggregate original principal amount of approximately $20 million. These notes mature in 24 to 30 months from the date of origination. At December 31, 2008, we had $88.5 million of non-recourse portfolio notes payable outstanding under these facilities, compared to $120.3 million outstanding at December 31, 2007. The Portfolio Lenders have discontinued new financing through the applicable facilities and have served a complaint asserting the occurrence of facility events of default. A facility event of default under the applicable facilities would not constitute an event of default under West’s other credit facilities. West has answered the claims of the Portfolio Lenders and asserted counterclaims alleging misrepresentations and breaches of contract. See Item 3. Legal Proceedings.

On May 21, 2008, we entered into a series of agreements with TOGM, LLC (“TOGM”) pursuant to which TOGM would finance up to 80% of the purchase price of selected receivables portfolios. Interest generally accrues on the outstanding debt at a variable rate of 3.5% over prime. In December 2008, the parties executed a note with a fixed rate of 8.5%). The debt is non-recourse and collateralized by all of the assets of the applicable majority-owned subsidiary, including receivable portfolios within a loan series. Each loan series contains a group of portfolio asset pools that provide for an aggregate original principal amount of approximately $10 million. These notes mature in 24 months from the date of origination. At December 31, 2008, we had $2.8 million of non-recourse portfolio notes payable outstanding under this facility. TOGM’s shareholders are Mary and Gary West who collectively own approximately 22% of West Corporation. The agreements with TOGM provided for a facility termination date of December 31, 2008. West and TOGM are negotiating an extension of the term.

Contractual Obligations. As described in the notes to our consolidated financial statements we have contractual obligations that may affect our financial condition. However, based on management’s assessment of the underlying provisions and circumstances of our material contractual obligations, there is no known trend, demand, commitment, event or uncertainty that is reasonably likely to occur which would have a material effect on our financial condition or results of operations.

The following table summarizes our contractual obligations at December 31, 2008 (dollars in thousands):

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1 – 3 years	4 – 5 years	After 5 years
Senior Secured Term Loan Facility, due 2013(1)	$2,485,432	$25,283	$50,566	$2,409,583	$—
Senior Secured Revolving Loan Facility, due 2012	224,043	—	—	224,043	—
9.5% Senior Notes, due 2014	650,000	—	—	—	650,000
11% Senior Subordinated Notes, due 2016	450,000	—	—	—	450,000
Multicurrency revolving credit facility, due 2011	48,175	—	48,175	—	—
Interest payments on fixed rate debt	748,644	111,250	222,500	222,500	192,394
Estimated interest payments on variable rate debt(2)	620,213	149,789	253,841	216,583	—
Operating leases	151,683	37,207	45,068	21,174	48,234
Capital lease obligations	550	420	130	—	—
Contractual minimums under telephony agreements(3)	185,800	95,100	90,700	—	—
Purchase obligations(4)	45,723	40,206	5,517	—	—
Portfolio notes payable	88,477	77,308	11,169	—	—
Commitments under forward flow agreements	2,200	2,200	—	—	—

Total contractual cash obligations	$5,700,940	$538,763	$727,666	$3,093,883	$1,340,628

(1)	Does not reflect the extension of the maturity for $1.0 billion of our existing term loans from October 24, 2013 to July 15, 2016 (or July 15, 2014 under certain circumstances related to the amount of outstanding senior notes and the senior secured leverage ratio in effect at such time).
(2)	Interest rate assumptions based on February 12, 2009 U.S. dollar swap rate curves and LIBOR Euro and GBP swap rate curves for the next five years.
(3)	Based on projected telephony minutes through 2011. The contractual minimum is usage based and could vary based on actual usage.
(4)	Represents future obligations for capital and expense projects that are in progress or are committed.

The table above excludes amounts to be paid for taxes and long term obligations under our Nonqualified Executive Retirement Savings Plan and Nonqualified Executive Deferred Compensation Plan. The table also excludes amounts to be paid for income tax contingencies because the timing thereof is highly uncertain. At December 31, 2008, we have accrued $15.4 million, including interest and penalties, for uncertain tax positions.

Capital Expenditures: Our operations continue to require significant capital expenditures for technology, capacity expansion and upgrades. Capital expenditures were $105.4 million for the year ended December 31, 2008, and were funded through cash from operations and the use of our various credit facilities. Capital expenditures were $103.6 million for the year ended December 31, 2007. Capital expenditures for the year ended December 31, 2008 consisted primarily of computer and telephone equipment and software purchases.

Our senior secured term loan facility discussed above includes covenants which allow us the flexibility to issue additional indebtedness that is pari passu with, or subordinated to, our debt under our existing credit facilities in an aggregate principal amount not to exceed $292.2 million including the aggregate amount of principal payments made in respect of the senior secured term loan, incur capital lease indebtedness, finance acquisitions, construction, repair, replacement or improvement of fixed or capital assets, incur accounts receivable securitization indebtedness and non-recourse indebtedness; provided we are in pro forma compliance with our total leverage ratio and interest coverage ratio financial covenants. We or any of our affiliates may be required to guarantee any existing or additional credit facilities.

Off – Balance Sheet Arrangements. We utilize standby letters of credit to support primarily workers’ compensation policy requirements and certain operating leases. Performance obligations of Intrado and Positron are supported by performance bonds and letters of credit. These obligations will expire at various dates through April 2013 and are renewed as required. The outstanding commitment on these obligations at December 31, 2008 was $17.1 million. The standby letters of credit and performance bonds are the only off-balance sheet arrangements we participated in at December 31, 2008.

Inflation

We do not believe that inflation has had a material effect on our results of operations. However, there can be no assurance that our business will not be affected by inflation in the future.

Critical Accounting Policies.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires the use of estimates and assumptions on the part of management. The estimates and assumptions used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require significant or complex judgment on the part of management. We believe the following represent our critical accounting policies as contemplated by the Securities and Exchange Commission Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.”

Revenue Recognition: In our Unified Communications segment, our services are generally billed and recognized on a per message or per minute basis. Our Communication Services segment recognizes revenue for automated and agent-based services in the month that services are performed and are generally billed based on call duration, hours of input, number of calls or a contingent basis. Emergency communications services revenue is generated primarily from monthly fees based on the number of billing telephone numbers and cell towers covered under contract. In addition, product sales and installations are generally recognized upon completion of the installation and client acceptance of a fully functional system or, for contracts that are completed in stages and include contract-specified milestones representative of fair value, upon achieving such contract milestones. As it relates to installation sales, clients are generally progress-billed prior to the completion of the installation and these advance payments are deferred until the system installations are completed or specified milestones are attained. Costs incurred on uncompleted contracts are accumulated and recorded as deferred costs until the system installations are completed or specified milestones are attained. Contracts for annual recurring services such as support and maintenance agreements are generally billed in advance and are recorded as revenue ratable (on a monthly basis) over the contractual periods. Nonrefundable up front fees and related costs are recognized ratably over the term of the contract or the expected life of the client relationship, whichever is longer. Revenue for contingent collection services and overpayment identification and recovery services is recognized in the month collection payments are received based upon a percentage of cash collected or other agreed upon contractual parameters. In compliance with SOP 03-3, we account for our investments in receivable portfolios using either the level-yield method or the cost recovery method. During 2008 we began using the cost recovery method for healthcare receivable portfolios and certain newly acquired pools. For all other receivable portfolios, we believe that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated; therefore, we utilize the level-yield method of accounting for our purchased receivables. The level-yield method applies an effective interest rate or internal rate of return (“IRR”) to the cost basis of portfolio pools. SOP 03-3 increases the probability that we will incur impairment allowances in the future, and these allowances could be material. Periodically, we will sell all or a portion of a receivables pool to third parties. The gain or loss on these sales is recognized to the extent the proceeds exceed or, in the case of a loss, are less than the cost basis of the underlying receivables.

Allowance for Doubtful Accounts: Our allowance for doubtful accounts represents reserves for receivables which reduce accounts receivable to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as overall economic conditions, industry-specific economic conditions, historical client performance and anticipated client performance. While management believes our processes effectively address our exposure to doubtful accounts, changes in the economy, industry or specific client conditions may require adjustments to the allowance for doubtful accounts.

Goodwill and Intangible Assets: Goodwill and intangible assets, net of accumulated amortization, at December 31, 2008 were $1,642.9 million and $405.0 million, respectively. Management is required to exercise significant judgment in valuing the acquisitions in connection with the initial purchase price allocation and the ongoing evaluation of goodwill and other intangible assets for impairment. The purchase price allocation process requires estimates and judgments as to certain expectations and business strategies. If the actual results differ from the assumptions and judgments made, the amounts recorded in the consolidated financial statements could result in a possible impairment of the intangible assets and goodwill or require acceleration in amortization expense. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we test goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the fourth quarter or more frequently if we believe indicators of impairment exist. Goodwill of a reporting unit shall be tested for impairment between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. At December 31, 2008, our reporting units were our operating segments which consisted of communication services, conferencing services, and receivables management. The performance of the impairment test involves a two-step process. The first step of the goodwill impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. We determine the fair value of our reporting units using the discounted cash flow methodology. The discounted cash flow methodology requires us to make key assumptions such as projected future cash flows, growth rates, terminal value and a weighted average cost of capital. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. We were not required to perform a second step analysis for the year ended December 31, 2008 as the fair value exceeded the carrying value for each of our reporting units in step one by at least 30%. Due to the excess of the estimated fair value compared to the carrying value for each of our reporting units, we do not believe there is a significant risk of goodwill impairment.

Our indefinite-lived intangible assets consist of trade names and their values are assessed separately from goodwill in connection with our annual impairment testing. This assessment is made using the relief-from-royalty method, under which the value of a trade name is determined based on a royalty that could be charged to a third party for using the trade name in question. The royalty, which is based on a reasonable rate applied against forecasted sales, is tax-effected and discounted to present value. The most significant assumptions in this evaluation include estimated future sales, the royalty rate and the after-tax discount rate.

Our finite-lived intangible assets are amortized over their estimated useful lives. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, our finite-lived intangible assets are tested for recoverability whenever events or changes in circumstances such as reductions in demand or significant economic slowdowns are present on intangible assets used in operations that may indicate its carrying amount is not recoverable. Reviews are performed to determine whether the carrying value of an asset is recoverable, based on comparisons to undiscounted expected future cash flows. If this comparison indicates that the carrying value is not recoverable, the impaired asset is written down to fair value.

Income Taxes: We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Effective January 1, 2007, we adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. We recognize current tax liabilities and assets based on an estimate of taxes payable or refundable in the current year for each of the jurisdictions in which we transact business. As part of the determination of our current tax liability, we exercise considerable judgment in evaluating positions we have taken in our tax returns. We have established reserves for probable tax exposures. These reserves, included in long-term tax liabilities, represent our estimate of amounts expected to be paid, which we adjust over time as more information becomes available. We also recognize deferred tax assets and liabilities for the estimated future tax effects attributable to temporary differences (e.g., book depreciation versus tax depreciation). The calculation of current and deferred tax assets and liabilities requires management to apply significant judgment relating to the application of complex tax laws, changes in tax laws or related interpretations, uncertainties related to the outcomes of tax audits and changes in our operations or other facts and circumstances. We must continually monitor changes in these factors. Changes in such factors may result in changes to management estimates and could require us to adjust our tax assets and liabilities and record additional income tax expense or benefits.

Recent Accounting Pronouncements:

In December 2007, the FASB issued Statement No. 141 (Revised 2007) Business Combinations (“SFAS 141R”). SFAS 141R will change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at fair value on the acquisition date, with limited exceptions. SFAS 141R will also change the accounting treatment and disclosure for certain specific items in a business combination. SFAS 141R applies to us prospectively for business combinations occurring on or after January 1, 2009. Accordingly, any business combinations we engage in will be recorded and disclosed following existing GAAP until January 1, 2009. We expect SFAS 141R will have an impact on accounting for business combinations beginning in 2009, but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued Statement No. 160 Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 applies to us beginning in 2009. We do not expect the adoption of SFAS 160 to have a material impact on our consolidated financial position, results of operations and cash flows.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 is an amendment of FASB Statement No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities. To address concerns that the existing disclosure requirements of SFAS 133 do not provide adequate information, this Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This statement shall be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We do not expect the adoption of SFAS 161 to have a material impact on consolidated financial position, results of operations and cash flows.